Exhibit 16.1

BDO Kendalls (NSW)
Level 19, 2 Market St
Sydney NSW 2000
GPO Box 2551 Sydney NSW 2001
Phone 61 2 9286 5555
Fax 61 2 9286 5599 info.sydney@bdo.com.au
www.bdo.com.au

ABN 57 908 209 104
October 13, 2008
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the statements made by Marshall Edwards, Inc. (“the Company”) which we understand will be filed with the U.S. Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K as part of the Form 8-K of the Company dated October 10, 2008. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours
/s/ BDO Kendalls (NSW)
BDO Kendalls (NSW)

BDO Kendalls is a national association
of separate partnerships and entities.
Liability limited by a scheme approved
under Professional Standards Legislation.